Exhibit 99.1

WORLDSPACE(R) Issues Statement on Jefferson Investigation

SILVER SPRING, Md., June 15, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — In response to press inquiries, WORLDSPACE(R) Satellite Radio (Nasdaq: WRSP), one of the world leaders in satellite-based digital radio services, issued the following statement:

“The headline to a news report published today incorrectly stated that WORLDSPACE made a loan to Congressman William Jefferson. The loan referred to in the report was a personal loan made in 2001 by Noah Samara, the Company’s Chairman and CEO, to Congressman Jefferson. The loan, which is a matter of public record, is not related to any Company business.

WORLDSPACE and Mr. Samara have cooperated fully with the Department of Justice’s ongoing investigation of Congressman William Jefferson.

WORLDSPACE delivers a unique experience to consumers with an infrastructure and programming that define the global standard in the satellite industry. WORLDSPACE is the only company with the capacity to reach five billion people driving 300 million cars and covering 75 percent of the world’s landmass. The Company is committed to its customers, investors and strategic partners.”

About WORLDSPACE, Inc.

WorldSpace(R) (Nasdaq: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN, Virgin Radio, NDTV and RFI. WORLDSPACE’s satellites cover two-thirds of the globe with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage areas. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit www.WORLDSPACE.com

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

SOURCE WORLDSPACE Satellite Radio

Judith Pryor of WORLDSPACE, +1-301-960-1242 or jpryor@worldspace.com

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